                                                                     EXHIBIT 4.1

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment No. 1 (this "Amendment") to Rights Agreement (the "Rights Agreement") is effective as of May 12, 1999 by and between Standard Pacific Corp., a Delaware corporation (the "Corporation"), and First Chicago Trust Company of New York (the "Rights Agent"). Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

                                   BACKGROUND

     A. The Corporation and Manufacturers Hanover Trust Company of California, as the original rights agent, entered into the Rights Agreement effective as of December 31, 1991.

     B. The Rights Agent was appointed as successor rights agent as of September 30, 1997.

     C. The Rights Agreement provides that the Independent Directors have certain powers to the exclusion of other directors.

     D. The parties wish to amend the terms of the Rights Agreement to eliminate the concept and powers of the Independent Directors.

     E. Section 27 of the Rights Agreement provides that a majority, but no less that three, of the "Independent Directors" may amend the Rights Agreement. All the directors currently constituting the Board of Directors of the Corporation are "Independent Directors" under the terms of the Rights Agreement, and, on April 27, 1999, the Board of Directors, at a duly noticed meeting, approved the amendment of the Rights Agreement by unanimous vote.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1. The Table of Defined Terms is hereby amended by deleting the term "Independent Director" therefrom.

     2. Section 1(l) is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "[This Section intentionally left blank.]"

     3. Section 1(p) is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "(p) "Redemption Date" shall mean the date of the action of the Board of Directors directing the Company to redeem the Rights pursuant to Section 23(a) hereof or exchange the Rights pursuant to Section 24(a) hereof."

     4. Section 1(z) is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "(z) "15% Stockholder" shall mean any Person that, together with all Affiliates and Associates of such Person, hereafter acquires Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares then outstanding and thereupon or thereafter Beneficially Owns 15% or more of the Voting Shares of the Company then outstanding; provided, however, that the term "15% Stockholder" shall not include: (i) the Company, any wholly owned Subsidiary of the Company, any employee benefit plan of the Company or of a Subsidiary of the Company, or any Person holding Voting Shares for or pursuant to the terms of any such employee benefit plan; (ii) Arthur E. Svendsen; (iii) any currently existing or subsequently established trust of which Mr. Svendsen is the settlor , any trustee of any such trust (in such capacity), or any beneficiary of any such trust (in such capacity and/or as the recipient of Voting Shares distributed by any such trust; (iv) Standard Pacific, L.P.; or (v) any Person if such Person would not otherwise be a 15% Stockholder but for a reduction in the number of outstanding Voting Shares resulting from a stock repurchase program or other similar plan of the Company or from a self tender offer of the Company, which plan or tender offer commenced on or after the date hereof, provided, however, that the term "15% Stockholder" shall include such Person from and after the first date upon which (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 15% or more of the Voting Shares of the Company then outstanding. In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by a Person for purposes of this subsection (z), Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, rights (other than Rights), warrants or options shall not be deemed outstanding. Any determination made by the Board of Directors as to whether any Person is or is not a 15% Stockholder shall be conclusive and binding upon all holders of Rights."

     5. Section 3(a) is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "(a) "Distribution Date" shall mean the date, after the date hereof, that is the earliest of (i) the tenth Business Day (or such later day as shall be designated by the Board of Directors) following the date of the commencement of, or the first public announcement of the intent of any Person (other than the Company, any wholly owned Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan, or Arthur E. Svendsen) to commence, a tender offer or exchange offer, the consummation of which would cause any Person to become a 15% Stockholder,

     (ii) the date of the first Section 11(a)(ii) Event or (iii) the date of the first Section 13(a) Event."

     6. Section 3(h) is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "(h) Notwithstanding the foregoing provisions of this Section 3, the Rights Agent shall not send any Right Certificate to any 15% Stockholder or any of its Affiliates or Associates or to any Person if the Rights Agent has been notified by the Company that the Rights held by such Person are Beneficially Owned by a 15% Stockholder or any of its Affiliates or Associates. Any determination made by the Board of Directors as to whether any Common Shares are or were Beneficially Owned at any time by a 15% Stockholder or an Affiliate or Associate of a 15% Stockholder shall be conclusive and binding upon all holders of Rights."

     7. Section 7(b) is hereby amended to replace the phrase "Manufacturers Hanover Trust Company of California, 300 South Grand Avenue, Second Floor, Los Angeles, CA 90071" in the first sentence with the phrase "First Chicago Trust Company of New York, 525 Washington Boulevard, Third Floor, Jersey City, New Jersey 07310."

     8. Section 7(e) is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "(e) Prior to the Distribution Date, if the Board of Directors shall have determined that such action adequately protects the interests of the holders of Rights, the Company may, in its discretion, substitute for all or any portion of the Preferred Shares that would otherwise be issuable (after the Close of Business on the Distribution Date) upon the exercise of each Right and payment of the Exercise Price, (i) cash, (ii) other equity securities of the Company, (iii) debt securities of the Company, (iv) other property or (v) any combination of the foregoing, in each case having an aggregate Current Market Price equal to the aggregate Current Market Price of the Preferred Shares for which substitution is made. Subject to Section 7(d) hereof, in the event that the Company takes any action pursuant to this Section 7(e), such action shall apply uniformly to all outstanding Rights."

     9. Section 23(a) is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "(a) Until the earliest of (i) the date of the first Section 11(a)(ii) Event, (ii) the date of the first Section 13(a) Event or (iii) the Expiration Date, the Board of Directors may, at its option, direct the Company to redeem all, but not less than all, of the then outstanding Rights at a redemption price of $.01 per Right, as such redemption price shall be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (the "Redemption Price"), and the Company shall so redeem the Rights."

     10. Section 23(b) is hereby deleted in its entirety and the following is inserted in lieu thereof:

     (b) Immediately upon the action of the Board of Directors directing the Company to redeem the Rights pursuant to subsection (a) of this Section 23, or at such time and date thereafter as the Board of Directors may specify, and without any further action and without any notice, the right to exercise Rights shall terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. Within 10 Business Days after the date of such action, the Company shall give notice of such redemption to the holders of Rights by mailing such notice to all holders of Rights at their last addresses as they appear upon the registry books of the Rights Agent or, if prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice that is mailed in the manner herein provided shall be deemed given, whether or not the holder receives such notice, but neither the failure to give any such notice nor any defect therein shall affect the legality or validity of such redemption. Each such notice of redemption shall state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may, directly or indirectly, redeem, acquire or purchase for value any Rights in any manner other than that specifically set forth in Section 24 hereof or in this
     Section 23, and other than in connection with the purchase of Common Shares prior to the earlier of the date of the first Section 11(a)(ii) Event or the date of the first Section 13(a) Event."

     11. Section 24(a) is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "(a) At any time after the 15% Ownership Date and prior to the first date thereafter upon which a 15% Stockholder, together with all Affiliates and Associates of such 15% Stockholder, shall be the Beneficial Owner of 50% or more of the Voting Shares then outstanding, the Board of Directors may, at its option, direct the Company to exchange all, but not less than all, of the then outstanding Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 7(d) hereof) for Common Shares at an exchange ratio of one Common Share per Right, as such exchange ratio shall be appropriately adjusted to reflect any stock split, stock dividend, or similar transaction involving Preferred Shares or Common Shares that occurs after the date hereof (the "Exchange Ratio"), and the Company shall so exchange the Rights."

     12. Section 24(b) is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "(b) Immediately upon the action of the Board of Directors directing the Company to exchange the Rights pursuant to subsection (a) of this Section 24, or at such time and date thereafter as the Board of Directors may specify, and without any further action and without any notice, the right to exercise Rights shall terminate and the only right thereafter of the holder of a Right shall be to receive a number of Common Shares equal to the Exchange Ratio. Within 10 Business Days after the date of such action, the Company shall give notice of such exchange to the holders of Rights by mailing such notice to all holders of Rights at their last addresses as they appear upon the registry books of the Rights Agent or, if prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice that is mailed in the manner herein provided shall be deemed given, whether or not the holder receives such notice, but neither the failure to give any such notice nor any defect therein shall affect the legality or validity of such exchange. Each such notice of exchange shall state the method by which the Rights will be exchanged for Common Shares. Neither the Company nor any of its Affiliates or Associates may, directly or indirectly, redeem, acquire or purchase for value any Rights in any manner other than that specifically set forth in Section 23 hereof or in this Section 24, and other than in connection with the purchase of Common Shares prior to the earlier of the date of the first Section 11(a)(ii) Event or the date of the first Section 13(a) Event."

     13. Section 26 is hereby amended to replace the address "Manufacturers Hanover Trust Company of California, 300 South Grand Avenue, Second Floor, Los Angeles, CA 90071 Attention: _________________" for notice to the rights agent with the address "First Chicago Trust Company of New York, 525 Washington Boulevard, Third Floor, Jersey City, New Jersey 07310 Attention: Corporate Events."

     14. Section 27 is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "(a) The Board of Directors may, from time to time, without the approval of any holders of Rights, direct the Company and the Rights Agent to supplement or amend any provision of this Agreement in any manner, whether or not such supplement or amendment is adverse to any holder of Rights, and the Company and the Rights Agent shall so supplement or amend such provision; provided, however, that from and after the earliest of (i) the date of the first Section 11(a)(ii) Event, (ii) the date of the first
     Section 13(a) Event, (iii) the Redemption Date or (iv) the Expiration Date, this Agreement shall not be supplemented or amended in any manner that would materially and adversely affect any holder of outstanding Rights other than a 15% Stockholder or a Surviving Person."

     15. Exhibit C is hereby deleted in its entirety and Exhibit C attached hereto and incorporated herein by reference is inserted in lieu thereof.

     16. Except as expressly set forth in this Amendment, all other terms of the Rights Agreement shall remain in full force and effect.

     17. This Amendment shall for all purposes be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state.

     18. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Corporation and the Rights Agent have executed this Amendment effective as of the date first above written.


Attest:                                STANDARD PACIFIC CORP.

By: /s/ CLAY A. HALVERSON              By: /s/ ANDREW H. PARNES
   ----------------------------           ----------------------------
Name: Clay A. Halverson                Name: Andrew H. Parnes
     --------------------------             --------------------------
Title: Vice President                  Title: Vice President-Finance
      -------------------------              -------------------------

                                       FIRST CHICAGO TRUST COMPANY
Attest:                                OF NEW YORK

By: /s/ MARY E. GARCIA                 By: /s/ JOANNE GOROSTIOLA
   ----------------------------           ----------------------------
Name: Mary E. Garcia                   Name: Joanne Gorostiola
     --------------------------             --------------------------
Title: Customer Service Officer        Title: Assistant Vice President
      -------------------------              -------------------------

                                   EXHIBIT C

                             SUMMARY OF THE RIGHTS

     The Board of Directors of Standard Pacific Corp. (the "Company") has authorized and declared a dividend of one preferred stock purchase right (a "Right") for each share of common stock, par value $.01 per share, of the Company (the "Common Shares") . The dividend was payable at midnight on December 31, 1991 (the "Record Date") to the holders of record of Common Shares as of such date.

     The following is a brief description of the Rights. It is intended to provide a general description only and is subject to the detailed terms and conditions of a Rights Agreement (the "Rights Agreement") dated as of December 31, 1991 by and between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), as amended by Amendment no. 1 to Rights Agreement, dated as of May 12, 1999.

     1.  Common Share Certificates Representing Rights


     Until the Distribution Date (as defined in Section 2 below), (a) the Rights shall not be exercisable, (b) the Rights shall be attached to and trade only together with the Common Shares and (c) the stock certificates representing Common Shares shall also represent the Rights attached to such Common Shares. Common Share certificates issued after the Record Date and prior to the Distribution Date shall contain a notation incorporating the Rights Agreement by reference.

     2.  Distribution Date


     The "Distribution Date" is the earliest of (a) the tenth business day following the date of the first public announcement that any person (other than the Company or certain related entities) has become the beneficial owner of 15% or more of the then outstanding Common Shares (such person is a "15% Stockholder" and the date of such public announcement is the "15% Ownership Date"), (b) the tenth business day (or such later day as shall be designated by the Board of Directors) following the date of the commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person to become a 15% Stockholder or (c) the first date, on or after the 15% Ownership Date, upon which the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation or in which the outstanding Common Shares are changed into or exchanged for stock or assets of another person, or upon which 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business). In calculating the percentage of outstanding Common Shares that are beneficially owned by any person, such person shall be deemed to beneficially own any Common Shares issuable upon the exercise, exchange or conversion of any options, warrants or other securities beneficially owned by such person; provided, however, that such Common Shares issuable upon such exercise shall not be deemed outstanding for the purpose of calculating the percentage of

Common Shares that are beneficially owned by any other person. Notwithstanding the foregoing, if any person is the beneficial owner of at least 15% of the outstanding Common Shares on the date of the Rights Agreement, or thereafter becomes the beneficial owner of at least 15% of the outstanding Common Shares as a result of any increase in the number of Common Shares issuable upon the exercise, exchange or conversion of outstanding securities, or any decrease in the number of outstanding Common Shares resulting from any stock repurchase plan or self tender offer of the Company, then such person shall not be deemed a "15% Stockholder" until such person thereafter acquires beneficial ownership of, in the aggregate, a number of additional Common Shares equal to 1% or more of the then outstanding Common Shares.

     Upon the close of business on the Distribution Date, the Rights shall separate from the Common Shares, Right certificates shall be issued and the Rights shall become exercisable to purchase Preferred Shares as described in
Section 5 below.

     3.  Issuance of Right Certificates


     As soon as practicable following the Distribution Date, separate certificates representing only Rights shall be mailed to the holders of record of Common Shares as of the close of business on the Distribution Date, and such separate Right certificates alone shall represent such Rights from and after the Distribution Date.

     4.  Expiration of Rights


     The Rights shall expire on December 31, 2001 unless earlier redeemed or exchanged.

     5.  Exercise of Rights


     Unless the Rights have expired or been redeemed or exchanged, they may be exercised, at the option of the holders, pursuant to paragraphs (a), (b) or (c) below. No Right may be exercised more than once or pursuant to more than one of such paragraphs. From and after the first event of the type described in paragraphs (b) or (c) below, each Right that is beneficially owned by a 15% Stockholder or that was attached to a Common Share that is subject to an option beneficially owned by a 15% Stockholder shall be void.


     (a) Right to Purchase Preferred Shares.  From and after the close of
         ----------------------------------
business on the Distribution Date, each Right (other than a Right that has become void) shall be exercisable to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock, par value $.01 per share, of the Company (the "Preferred Shares"), at an exercise price of $40 (the "Exercise Price"). Prior to the Distribution Date, the Company may substitute for all or any portion of the Preferred Shares that would otherwise be issuable upon exercise of the Rights, cash, assets or other securities having the same aggregate value as such Preferred Shares. The

Preferred Shares are nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to any other series of the Company's preferred stock, whether issued before or after the issuance of the Preferred Shares. The Preferred Shares may not be issued except upon exercise of Rights. The holder of a Preferred Share is entitled to receive when, as and if declared, the greater of (i) cash and non-cash dividends in an amount equal to 100 times the dividends declared on each Common Share or (ii) a preferential annual dividend of $1.00 per Preferred Share ($.01 per one one-hundredth of a Preferred Share). In the event of liquidation, the holders of Preferred Shares shall be entitled to receive a liquidation payment in an amount equal to the greater of (1) $1.00 per Preferred Share ($.01 per one one-hundredth of a Preferred Share), plus all accrued and unpaid dividends and distributions on the Preferred Shares, or (2) an amount equal to 100 times the aggregate amount to be distributed per Common Share. Each Preferred Share has 100 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, the holder of a Preferred Share shall be entitled to receive 100 times the amount received per Common Share. The rights of the Preferred Shares as to dividends, voting and liquidation preferences are protected by antidilution provisions. It is anticipated that the value of one one-hundredth of a Preferred Share should approximate the value of one Common Share.

     (b) Right to Purchase Common Shares of the Company.  From and after the
         ----------------------------------------------
close of business on the tenth business day following the 15% Ownership Date, each Right (other than a Right that has become void) shall be exercisable to purchase, at the Exercise Price (initially $40), Common Shares with a market value equal to two times the Exercise Price. If the Company does not have sufficient Common Shares available for all Rights to be exercised, the Company shall substitute for all or any portion of the Common Shares that would otherwise be issuable upon the exercise of the Rights, cash, assets or other securities having the same aggregate value as such Common Shares.

     (c) Right to Purchase Common Stock of a Successor Corporation.  If, on or
         ---------------------------------------------------------
after the 15% Ownership Date, (i) the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a merger or other business combination in which all or part of the outstanding Common Shares are changed into or exchanged for stock or assets of another person or (iii) 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), then each Right (other than a Right that has become void) shall thereafter be exercisable to purchase, at the Exercise Price (initially $40), shares of common stock of the surviving corporation or purchaser, respectively, with an aggregate market value equal to two times the Exercise Price.

     6.  Adjustments to Prevent Dilution


     The Exercise Price, the number of outstanding Rights and the number of Preferred Shares or Common Shares issuable upon exercise of the Rights are subject to adjustment from time to time as set forth in the Rights Agreement in order to prevent dilution.

     7.   Cash Paid Instead of Issuing Fractional Securities


     With certain exceptions, no adjustment in the Exercise Price shall be required until cumulative adjustments require an adjustment of at least 1%. No fractional securities shall be issued upon exercise of a Right (other than fractions of Preferred Shares that are integral multiples of one one-hundredth of a Preferred Share and that may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash shall be made based on the market price of such securities on the last trading date prior to the date of exercise.

     8.   Redemption


     At any time prior to the earlier of (a) the tenth business day following the 15% Ownership Date or (b) the first event of the type described in Section 5(c) above, the Board of Directors may, at its option, direct the Company to redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), and the Company shall so redeem the Rights. Immediately upon such action by the Board of Directors (the date of such action is the "Redemption Date"), the right to exercise Rights shall terminate and the only right of the holders of Rights thereafter shall be to receive the Redemption Price.

     9.   Exchange


     At any time after the 15% Ownership Date and prior to the first date thereafter upon which a 15% Stockholder shall be the beneficial owner of 50% or more of the outstanding Common Shares, the Board of Directors may, at its option, direct the Company to exchange all, but not less than all, of the then outstanding Rights for Common Shares at an exchange ratio of one Common Share per Right (the "Exchange Ratio"), and the Company shall so exchange the Rights. Immediately upon such action by the Board of Directors, the right to exercise Rights shall terminate and the only right of the holders of Rights thereafter shall be to receive a number of Common Shares equal to the Exchange Ratio.

     10.  No Stockholder Rights Prior to Exercise


     Until a Right is exercised, the holder thereof, as such, shall have no rights as a stockholder of the Company (other than rights resulting from such holder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

     11.  Amendment of Rights Agreement


     The Board of Directors may, from time to time, without the approval of any holder of Rights, direct the Company and the Rights Agent to supplement or amend any provision of the Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holder of Rights, and the Company and the Rights Agent shall so supplement or amend such provision; provided, however, that from and after the earliest of
(a) the tenth business day following the 15% Ownership Date, (b) the first event of the type described in Section 5(c) above, or (c) the Redemption Date, the Rights Agreement shall not be supplemented or amended in any manner that would materially and adversely affect any holder of outstanding Rights other than a 15% Stockholder.


CA991160.078/3+